BROCKER TECHNOLOGY GROUP LTD

                              FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED MARCH 31, 2001 AND 2000

BROCKER TECHNOLOGY GROUP LTD

FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000



I N D E X


Auditors' Report                                                  Page 2

Consolidated Balance Sheets                                       Page 3

Consolidated Statements of Earnings                               Page 4

Consolidated Statements of Retained Earnings                      Page 5

Consolidated Statements of Movements in Foreign
   Currency Translation Reserve                                   Page 5

Consolidated Cash Flow Statements                                 Page 6

Notes to Consolidated Financial Statements                        Page 7 to 34

Auditors' report to the shareholders

We have audited the consolidated balance sheets of Brocker Technology Group Ltd as at March 31, 2001 and the consolidated statements of earnings, retained earnings, movements in foreign currency translation reserve and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2001 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements as at March 31, 2000 and for the year then ended, prior to adjustment for change due to restatement of discontinued operations as described in note 18, were audited by another firm of chartered accountants who expressed an opinion without reservation on those financial statements in their report dated July 27, 2000. We have audited the restatements and in our opinion, such restatements, in all material respects, are appropriate and have been properly applied.


Chartered Accountants


Auckland, New Zealand
August 27, 2001

BROCKER TECHNOLOGY GROUP LTD
CONSOLIDATED BALANCE SHEETS
As AT MARCH 31, 2001 AND 2000

                                                         Note               2001              2000
                                                                              $                 $
ASSETS
Current Assets
Cash                                                                      2,612,073         8,637,357
Accounts receivable                                                      12,767,298        19,068,160
Other receivables                                         11              2,070,164         2,266,494
Inventories                                                              13,706,060        20,293,533
Prepaid expenses and deposits                                               527,448           154,708
Income taxes recoverable                                                         --           791,212
Future tax assets                                         10                567,184           778,661
                                                                       ------------      ------------

                                                                         32,250,227        51,990,125

Deferred Development Costs                                 5                     --         1,593,621

Capital Assets                                             4             10,750,308         5,307,852

Investment in Associated Company                           6                     --           833,000

Goodwill (Net of accumulated amortisation                                 6,661,085         1,803,957
of $4,623,819 ($1,312,810: 2000))                                      ------------      ------------
                                                                       $ 49,661,620      $ 61,528,555
                                                                       ============      ============

LIABILITIES
Current Liabilities
Bank Overdraft                                                            3,505,150                --
Accounts payable                                                         15,022,049        26,467,639
Accrued liabilities                                                      11,345,516         3,824,673
Taxation Payable                                          10              1,354,760           430,910
Financing facility                                       8(b)             4,153,223         7,502,880
Current portion of long-term debt                        8(a)               973,482           203,531
                                                                       ------------      ------------

                                                                         36,354,180        38,429,633

Long-Term Debt                                           8(a)             4,526,530         1,872,229

Future Tax Liability                                      10                     --            85,077
                                                                       ------------      ------------

                                                                         40,880,710        40,386,939

EQUITY
Minority Interest                                                         1,710,125                --

SHAREHOLDERS' EQUITY
Common shares                                           9(b)(i)          23,922,368         7,428,680
Warrants Issued                                        9(b)(iii)                 --        16,110,000
Shares to be issued                                    9(b)(iv)           7,331,267           359,441
Less:  Share issue costs                                                 (2,268,988)       (2,136,051)
                                                                       ------------      ------------
Total Share Capital                                        9             28,984,647        21,762,070
Foreign Currency Translation Reserve                                     (3,729,548)       (1,745,415)
Retained Earnings/(Deficit)                                             (18,184,314)        1,124,961
                                                                       ------------      ------------

                                                                          7,070,785        21,141,616

TOTAL EQUITY                                                              8,780,910        21,141,616
                                                                       ------------      ------------

Commitments                                               16
Contingencies                                             17
Subsequent Events                                         18
                                                                       $ 49,661,620      $ 61,528,555
                                                                       ============      ============

Signed on behalf of the Board



Richard Justice                                 Andrew Chamberlain
---------------------------                     ---------------------------
Director                                        Director

Date: August 27, 2001

See the accompanying notes to the consolidated financial statements.

BROCKER TECHNOLOGY GROUP LTD

CONSOLIDATED STATEMENT OF EARNINGS

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000

                                                              Note                2001                2000
                                                                                    $                   $
Revenue
Sales                                                                           99,402,234        135,654,179

Cost of Goods Sold                                                              83,536,061        118,934,768
                                                                             -------------      -------------

Gross Margin                                                                    15,866,173         16,719,411
                                                                             -------------      -------------

Operating Expenses
Depreciation and amortisation                                                    6,736,726          1,782,483
Net interest expense                                           8(a)              1,717,410          1,122,586
Salaries and commissions                                                        11,635,080          8,904,799
Other operating expenses                                        20              15,181,869          5,926,969
                                                                             -------------      -------------

Total operating expenses                                                        35,271,086         17,736,837
                                                                             -------------      -------------

Operating (Loss)/Income                                                        (19,404,912)        (1,017,426)

Other Income                                                    20               1,558,631            668,754
Equity accounted losses of associated company                    6                 (27,290)           (83,180)
                                                                             -------------      -------------

(Loss)/Income before Income Tax Provision                                      (17,873,571)          (431,852)

Income Tax Provision                                            10               1,301,940             (2,824)
                                                                             -------------      -------------

Net (loss)/Earnings after tax, before minority interests                       (19,175,511)          (429,028)

Minority Interest in Net Profit After Taxation                                     133,764                 --

Net (Loss)/Earnings for the year after tax and minority interests            $ (19,309,275)     $    (429,028)
                                                                             =============      =============


Earnings Per Common Share                                      9(d)          $       (1.06)     $       (0.04)
                                                                             =============      =============

Details of discontinued operations, Note 18

See the accompanying notes to the consolidated financial statements.

BROCKER TECHNOLOGY GROUP LTD

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


                                                       2001             2000
                                                         $                $

Retained Earnings, Beginning of the year             1,124,961       1,706,732

Net (Loss)/Earnings for the year                   (19,309,275)       (429,028)

Preferred dividends paid                                    --        (152,743)
                                                  ------------    ------------

Retained Earnings/(Deficit), End of the year      $(18,184,314)   $  1,124,961
                                                  ============    ============

Withholding taxes payable on repatriation of earnings are not provided until it is planned to repatriate any of those earnings.



BROCKER TECHNOLOGY GROUP LTD

CONSOLIDATED STATEMENTS OF MOVEMENTS IN FOREIGN CURRENCY TRANSLATION RESERVE

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000

                                                                     2001             2000
                                                                       $                $
Beginning of the year                                             (1,745,415)       (799,084)

Difference arising on the translation of foreign operations       (1,984,133)       (946,331)
                                                                 -----------     -----------

End of the year                                                  $(3,729,548)    $(1,745,415)
                                                                 ===========     ===========

See the accompanying notes to the consolidated financial statements.

BROCKER TECHNOLOGY GROUP LTD

CONSOLIDATED CASH FLOW STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000

                                                             Note            2001             2000
                                                                               $                $
Cash flows from operating activities

Receipts from customers                                                 105,783,743       138,510,831
Payments to suppliers and employees                                    (108,831,126)     (142,616,495)
Net interest paid                                                           (38,335)       (1,122,586)
Taxation refunded / (paid)                                                       --          (254,202)
                                                                      -------------     -------------

Cash flows from operating activities                           14        (3,085,718)       (5,482,452)

Cash flows from investing activities

Proceeds from the sale of investments and capital assets                         --            44,750
Purchase of capital assets                                                 (766,947)       (1,086,880)
Investment in associated company                                            (69,492)         (356,354)
Purchase of subsidiaries                                                 (1,838,094)          (33,831)
Cash overdraft introduced on acquisition of
  Generic Technology Limited                                             (3,225,314)               --
                                                                      -------------     -------------

Cash flows from investing activities                                     (5,899,847)       (1,432,315)

Cash flows from financing activities

Proceeds from shares and warrants issued                                    185,000        15,738,616
Proceeds from share options exercised                                        17,700           261,600
Proceeds from mortgage finance raised                                            --                --
Repayment of mortgage finance                                              (413,595)         (244,006)
Payment of dividend on preferred shares                                          --          (152,743)
                                                                      -------------     -------------

Cash flows from financing activities                                       (210,895)       15,603,467
                                                                      -------------     -------------

Net increase / (decrease) in cash equivalents                            (9,196,460)        8,688,700



Cash / (Overdraft) at Beginning of the year                               8,637,357           (55,433)

Translation of cash equivalents to reporting currency                      (333,974)            4,090
                                                                      -------------     -------------

(Overdraft)/Cash at End of the year                                   $    (893,077)    $   8,637,357
                                                                      =============     =============

(Overdraft)/Cash comprised of:
Cash                                                                      2,612,073         8,637,357
Bank Overdraft                                                           (3,505,150)               --
                                                                      -------------     -------------

                                                                           (893,077)        8,637,357
                                                                      =============     =============

See the accompanying notes to the consolidated financial statements.

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000

1.   BASIS OF PRESENTATION

     a)   General

          Brocker Technology Group Ltd, ("the Company"), was incorporated under the Business Corporation Act (Alberta) on November 25, 1993, and obtained its listing on the Alberta Stock Exchange on April 14, 1994.

          On February 28, 1998 the Company transferred its listing to the Toronto Stock Exchange.

          On August 21, 2000 the Company also listed on the NASDAQ National Market.

          These financial statements have been prepared in accordance with the generally accepted accounting principles of Canada.

     b)   Use of estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.   SIGNIFICANT ACCOUNTING POLICIES

     a)   Principles of Consolidation

          The consolidated financial statements include the financial statements of the Company and all of its subsidiary companies since the dates of their acquisition.

              Subsidiary                                         Percentage Held
              ----------                                         ---------------
              Brocker Technology Group (NZ) Limited                   100%
              Brocker Online Services Limited                         100%
              Sealcorp Computer Products Limited                      100%
              Sealcorp Telecommunications Group Limited               100%
              Certus Consulting Limited                               100%
              Easy PC Computer Rentals Limited                        100%
              Industrial Communications Service Limited               100%
              Powercall Technologies Limited                          100%
              Generic Technology Limited                              100%
              Datec Fiji Limited                                      100%
              Kepra Software Limited                                   52%
              Datec (Australia Limited)                               100%
              Datec (Vanuatu) Limited                                  66%
              Pacific Software Limited                                100%
              Datec (PNG) Limited                                      50%
              Datec Queensland                                         50%
              Enertec (Australia) Pty Limited                          50%

              Non-operating Subsidiary                           Percentage Held
              ------------------------                           ---------------
              Brocker Investments (Australia) Pty Limited             100%
              Sealcorp Australia Pty Limited (in receivership)        100%
              Brocker Financial Limited                               100%
              Image Craft Australia Pty Limited                       100%
              Datec (PNG) Investments                                  50%
              Pritech Corporation Limited                             100%
              Pritech Australia Pty Limited                           100%
              1 World Systems Limited                                 100%
              Tech Support Limited                                    100%

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     a)   Principles of Consolidation (Continued)

               Non-operating Subsidiary                         Percentage Held
               ------------------------                         ---------------
               Enertec Technology (PNG) Limited                      100%
               Datec (Solomons) Limited                               48%
               Telecom Pacific Limited                               100%
               Network Services Limited                              100%

          During  1998  Brocker   Technology  Group  Ltd  took  a  20%  founding
          shareholding in Highway Technologies Limited. This investment has been recorded using the equity method.

          As at March 31, 2000 the operations of Image Craft Limited, Northmark Technologies Limited and Photo Magic Limited were amalgamated with Brocker Technology Group (NZ) Limited.

     b)   Goodwill

          The excess of cost over the fair value of identifiable net assets of subsidiaries acquired is recorded as goodwill and is amortised on a straight-line basis over its estimated useful life, considered to be three to ten years. On an ongoing basis, management reviews the valuation and amortisation of goodwill taking into consideration any events and circumstances which might have impaired the fair value.

          Where an acquisition price is contingent on a future event or events, no additional goodwill is recognised until the final acquisition price can be reasonably determined.

     c)   Foreign Currency

          Foreign currency transactions are recorded at the exchange rates in effect at the date of settlement. Monetary assets and liabilities arising from trading are translated at closing rates. Gains and losses due to currency fluctuations on these items are included in the statement of earnings.

          The financial statements of foreign operations are translated to Canadian dollars using weighted average exchange rates for the year for items included in the statement of earnings, year end rates for assets and liabilities included in the balance sheet and historical rates for equity transactions. The cumulative translation adjustment represents the deferred foreign exchange gain or loss on the translation of the financial statements.

          The following rates were used in the preparation of the financial statements:

          New Zealand dollar           Average rate             Rate at March 31

          2001                         0.6571                   0.6396
          2000                         0.7565                   0.7238

          Australian dollar            Average rate             Rate at March 31

          2001                         0.8358                   0.7734
          2000                         0.9436                   0.8903

          Fiji dollar                  Average rate             Rate at March 31

          2001                         0.6859                   0.6569
          2000                         --                       --

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     c)   Foreign Currency (Continued)

          Papua New Guinea kina        Average rate             Rate at March 31

          2001                         0.5090                   0.4759
          2000                         --                       --


     d)   Inventories

          Inventories principally comprise finished goods and are carried at the lower of cost and net realisable value. Cost is determined on a weighted average or first in first out basis.

     e)   Capital Assets

          Capital assets are recorded at cost. Depreciation is calculated on a declining balance basis (except for leasehold improvements where a straight line basis is used) using the following rates:

                Land                                                 0%
                Buildings                                            2%
                Office equipment                                    20%
                Vehicles                                     20 and 26%
                Furniture and fixtures                              20%
                Computer hardware                             20 to 30%
                Computer software                             30 to 40%
                Plant and Equipment                           20 to 26%
                Leasehold improvements                       25 to 100%
                Computer hardware held for rental             33 to 50%

     f)   Revenue recognition

          The Company earns substantially all of its revenue from the sale and delivery of products and services to its customers. Revenue is recorded when the products are shipped, or services rendered to customers.

     g)   Research and development expenditure

          Research costs, other than capital expenditures, are expensed as incurred. Development costs are expensed as incurred unless they meet the criteria under generally accepted accounting principles for deferral and amortisation. Deferred development costs are amortised over the expected life of the developed product, currently a maximum of three years.

     h)   Future Income Taxes

          Income taxes are accounted for under the asset and liability method. Under this method, future tax assets and liabilities are recognised for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognised in income in the period that substantive enactment or enactment occurs.

          Withholding taxes payable on repatriation of earnings are not provided until it is planned to repatriate any of those earnings.

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Change in Accounting Policy

          In December 1997, the Canadian Institute of Chartered Accountants issued Handbook Section 3465, Income Taxes. The standard required a change from the deferred method of accounting for income taxed under Handbook Section 3470, Corporate Income Taxes, to the asset and liability method of accounting for income taxes.

          The Company has adopted Section 3465 retroactively with a minor reclassification of the 1999 balance sheet comparative figures. The adoption of Section 3465 has had no impact on the earnings for the year ended March 31, 2001, or March 31, 2000.

     i)   Earnings Per Share

          Earnings per share have been calculated based on the weighted average number of common shares outstanding. The fully diluted earnings per share have been calculated based on the assumption that all options would have been exercised.

          In both cases, common shares to be issued, or held in escrow, in respect of the settlement of earn-out consideration in relation to acquisitions are only taken into account in the calculation of earnings per share once the number of shares can be reasonably determined.

     j)   Stock options

          The Company has a stock  option plan.  When stock  options are issued, the value of the options is not determined or recorded. Any consideration received on the exercise of stock options is credited to share capital.

     k)   Cash and cash equivalents

          Cash and cash equivalents consist of cash on hand and balances with banks, and investments in money market instruments. Cash and cash equivalents included in the cash flow statement are comprised solely of balances with banks.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


3.   ACQUISITIONS

     2001 Acquisitions

     Generic Technology Group

     As at October 1 2000 the company completed and signed a formal agreement to acquire the Generic Technology Group, the private company of the Datec Group of companies ("Datec"). Datec is a leading developer and marketer of information technology, and a major telecommunications and network management consulting firm.

     The company will issue 1,393,770 common shares (market price of $3.99 on the date they became eligible for issue) plus a cash payment of $1,493,325.

     As at March 31 2001 an amount of $1,493,325 had been paid. The second payment of 1,493,325 has been accrued, and the two final payments of $1,493,325 are payable on June 30, 2002 and 2003. The final two payments are subject to earnout targets being achieved. The 1,393,770 shares have been categorised as `To be issued'. An additional 350,000 shares are to be issued to senior management of Datec, upon completion. The issue of these shares is currently subject of negotiation.

             The effect on the purchase is as follows:                $

             Current assets                                     15,920,872
             Non current assets                                  6,865,705
             Current Liabilities                               (17,900,078)
             Non current liabilities                              (866,604)
             Less Minority interests                            (1,805,634)
             Goodwill                                            6,597,969
                                                               -----------
             Consideration paid to date and accrued              8,812,230
                                                               ===========

             Cash payments made                                  1,493,325
             Cash payments accrued                               1,493,325
             Shares to be issued (at $3.99)                      5,561,142
             Acquisition costs                                     264,438
                                                               -----------
             Consideration paid to date and accrued              8,812,230
                                                               ===========

             Refer to note 16 for outstanding commitments in relation to the acquisition.

     Certus Consulting Limited

     As at August  31,2000 the company  purchased  the assets of Certus  Project
     Consulting   Limited   (Certus)   for   a   consideration   of   $1,563,500
     (NZD$2,500,000).

     Certus  is  involved  in  the  provision  of  information   technology  and
     telecommunications management consulting. The company was purchased for the consideration of 223,357 shares issued at $7.00.

     Communica Limited

     As at August 31, 2000 the company purchased the assets of Communica Limited for $215,865 ($337,500 NZD). Communica Limited, now operating as Brocker Online Services Limited, is involved in the provision of Toll and Cellular Services to customers.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


3.   ACQUISITIONS (Continued)

     2000 Acquisitions

     On August 1, 1999 Brocker Technology Group (NZ) Limited acquired Tech Support Limited for a total cash consideration of $33,831 (NZ$45,000). Tech Support Limited offers technical support and advice to a wide range of customers in Auckland, New Zealand.

     No additional amounts are payable in respect to this acquisition. The purchase price may, however, be reduced in the event certain warranties made by the Vendors do not eventuate.

     The acquisition has been accounted for using the purchase method. Net assets acquired and consideration paid are as follows:

                                                                    2000
                                                                      $
     Net current assets                                            37,470
     Capital assets                                                 9,555
     Net current liabilities                                      (22,822)
     Goodwill attributed, now written off                           9,628
                                                                  -------
     Consideration paid                                            33,831
                                                                  =======

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


4.   CAPITAL ASSETS

                                                         2001
                                     -------------------------------------------
                                         Cost        Accumulated        Net Book
                                                    Depreciation          Value

     Land (Note 8a)                     498,888              --         498,888

     Buildings (Note 8a)              7,180,773         187,462       6,993,312

     Office equipment
     - leased                             8,006           1,857           6,148
     - non-leased                       522,595         358,658         163,937

     Vehicles
     - leased                           963,502         428,205         535,297
     - non-leased                       336,842         219,841         117,001

     Furniture and fixtures
     - leased                           235,839          98,394         137,445
     - non-leased                       521,493         337,176         184,316

     Computer hardware
     - leased                                --              --              --
     - non leased                     1,545,477         937,453         608,023
     - held for rental                  426,865         339,313          87,552

     Computer software
     - leased                           120,479         120,479              --
     - non leased                       216,969         151,185          65,784

     Plant and Equipment
     - leased                         1,728,337         756,719         971,618
     - non leased                       682,640         345,207         337,433

     Leasehold improvements              52,030           8,476          43,554
                                     ----------      ----------      ----------

                                     15,040,735       4,290,425      10,750,308
                                     ==========      ==========      ==========

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


4.   CAPITAL ASSETS

                                                         2001
                                     -------------------------------------------
                                         Cost        Accumulated       Net Book
                                                    Depreciation         Value

     Land (Note 8a)                     564,564              --         564,564

     Buildings (Note 8a)              2,559,064         110,494       2,448,570

     Office equipment
     - leased                             1,918             782           1,136
     - non-leased                       448,460         258,070         190,390

     Vehicles
     - non-leased                        99,096          59,655          39,441

     Furniture and fixtures
     - non-leased                       424,424         223,068         201,356

     Computer hardware
     - leased                            34,163          21,010          13,153
     - non leased                     1,666,874         962,961         703,913
     - held for rental                1,220,305         850,910         369,395


     Computer software                  774,687         172,898         601,789

     Plant and Equipment                290,917         183,381         107,536

     Leasehold improvements             103,493          36,884          66,609
                                      ---------       ---------       ---------

                                      8,187,965       2,880,113       5,307,852
                                      =========       =========       =========


5.   DEFERRED DEVELOPMENT COSTS

                                                                          2001          2000
                                                                            $             $
     Development costs deferred as at March 31,                        1,593,621     1,252,368

     Development costs deferred during the year ended March 31           263,608       841,771
                                                                      ----------    ----------
                                                                       1,857,229     2,094,139

     Amortised as at March 31,                                        (1,857,229)     (500,518)
                                                                      ----------    ----------

     Development costs deferred as at March, 31                               --     1,593,621
                                                                      ==========    ==========

     Development costs deferred principally related to the development of software applications.

     Management has reviewed the status of the projects to which deferred development costs related and also considered generally accepted accounting policies. As a result, management have decided to fully amortise all previously deferred development costs into the current period.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


6.   INVESTMENTS

     INVESTMENT IN ASSOCIATED COMPANY

     During 1998 Brocker Technology Group (NZ) Limited took a 20% founding shareholding in Highway Technologies Limited. This company has developed new technology capable of providing transport and highway management, operation and funding solutions. The Board of Highway Technologies Limited has identified other sources of revenue in order to reduce the amount owing to Brocker Technology Group Limited. These sources include the provision of financial and technical consulting services to parties external to the Group.

     In addition to the investment, Brocker Technology Group (NZ) Limited has entered an agreement to loan Highway Technologies Limited funds during the company's establishment phase up to a maximum of $1,085,700. Interest is payable on these funds at 30% per annum. As at March 31, 2001 amounts advanced to Highway Technologies Limited amounted to $1,038,553 ($1,001,270: 2000). No interest has been recorded on the loan for the current year (nil, 2000).

                                                      2001              2000
     Carrying value of investment                       $                 $

     Initial cost of investment                      87,366            87,366
     Amounts owing from associate                 1,038,553         1,001,270
     Equity accounted losses to date               (282,926)         (255,636)
     Provision for impaired loan                   (842,993)               --
                                                 ----------        ----------
                                                         --           833,000
                                                 ==========        ==========

     Management has assessed the recoverability of the funding loan to Highway Technologies Limited, which is ultimately dependent on the future revenue stream of the software technology under development and the revenue stream from consultancy services, and consider a full impairment provision is required as at March 31, 2001.

7.   RENTAL FINANCE LIABILITY

     Easy PC Computer Rentals Limited,  a subsidiary of Brocker Technology Group
     (NZ) Limited, acts as an intermediary between an independent finance company, which arranges finance for the purchase of equipment, and its customers.

     During March 1999 Easy PC Computer Rentals Limited renegotiated its Rental Recourse Dealer Deed, with the independent finance company, to ensure that all significant risk of recourse from the individual finance agreements was transferred to the independent finance company. Due to the renegotiation the Group risk of recourse as at March 31, 2001 is limited to $85,368 ($109,364: 2000).

     During 2001 arrangements were agreed with the independent finance company to ensure all subsequent agreements had no recourse.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


8.   INDEBTEDNESS

                                                                                2001               2000
                                                                                  $                  $
     a)   Long Term Debt

          Mortgage finance liability, payable in New Zealand                 4,694,868          1,975,527
          Dollars and Fiji Dollars, with a current interest rates
          of 7.29 - 7.66%, Collateralised by land and buildings situated at 17 Kahika Road, Beachaven, Auckland and properties in
          Gordon Street, Goodenough Street and Ackland Street'
           Suva, Fiji payable over 10 Years

          Less:  Current portion                                              (599,864)          (171,561)
                                                                            ----------         ----------

                                                                             4,095,004          1,803,966

          Capital lease obligations payable in New Zealand dollars and
          Fiji Dollars, with interest rates ranging from 6.6% to 14.5%
          per annum, collateralised by related assets, payable over
          1 to 3 years.                                                        760,263             49,567

          Less:  Current portion                                              (373,618)           (31,970)
                                                                            ----------         ----------

          Capital lease obligations payable over 1 year                        386,645             17,597

          Unsecured Term Liability, repayable in NZ$                            44,881             50,666
                                                                            ----------         ----------

                                                                            $4,526,530         $1,872,229
                                                                            ==========         ==========

          The total interest expense for the year in relation to long term debt, was $368,379 ($158,104: 2000).

          Capital lease obligations are repayable as follows:
                  2001                                                         373,618             31,970
                  2002                                                         254,302             17,597
                  2003                                                         132,343                 --
                                                                            ----------         ----------

                                                                            $  760,263         $   49,567
                                                                            ==========         ==========

          Mortgage finance liabilities are repayable as follows:

                                                                                2001                2000
                                                                                  $                   $
          In less than 1 year                                                  599,864            171,561
          1 to 2 years                                                         679,516            185,174
          2 to 3 years                                                         770,596            199,867
          3 to 4 years                                                         874,831            215,726
          4 to 5 year                                                          851,376            232,844
          5 years and over                                                     918,685            970,355
                                                                            ----------         ----------
                                                                             4,694,868          1,975,527
                                                                            ==========         ==========

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


8.   INDEBTEDNESS (Continued)

                                                     2001               2000
                                                       $                  $

     b)   Financing Facility                      $4,153,223         $7,502,880
                                                  ==========         ==========

          During the year ended March 31, 2000 Sealcorp Computer Products Limited, Sealcorp Telecommunications Group Limited and Sealcorp Australia Pty Limited (all subsidiaries of the company) have successfully renegotiated their financing arrangements. A NZ$20 million financing facility, secured by a registered first debenture on the assets and undertakings of these companies, replaced the previous facility of similar terms, which was terminated during the period. The current interest rate on this facility is 7.3%. Subsequent to March 31, 2001 this facility has been terminated with all funds repaid.

     c)   Rental finance Liability

          Easy PC Rentals Limited (Easy PC), a subsidiary of Brocker Technology Group Limited uses an intermediary finance company which arranges finance for the purchase of equipment for its customers.

          On May 7 2001, Easy PC invoked a clause in its Rental Recourse Dealer deed capping its recourse to 9% of amounts outstanding in respect of outstanding customer lease liabilities. The amount paid was $58,843.

          All existing and subsequent agreements with the independent Finance company have no recourse.

9.   SHARE CAPITAL

     a)   Authorised

               Unlimited number of common shares
               Unlimited number of Preferred Shares
               10,000,000 Series A Preferred Shares
                  6 1/2% cumulative

          Issued and outstanding                            2001              2000
                                                              $                 $
               Common shares                9(b)(i)      23,922,368         7,428,680
               Warrants Issued              9(b)(iii)             -        16,110,000
               Shares to be issued          9(b)(iv)      7,331,267           359,441

               Less:  Share issue costs                  (2,268,988)       (2,136,051)
                                                        -----------       -----------

                                                        $28,984,647       $21,762,070
                                                        ===========       ===========

          As at March 31, 2001 1,015,421 shares were being held in escrow pursuant to Escrow Agreements which provide for the release of such shares on a performance basis. In the prior year 963,602 shares were held in escrow.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


9.   SHARE CAPITAL

     b)   Share Transactions

     (i)  Common Shares

                                                                        2001                              2000
                                                              Shares            Amount          Shares            Amount
          Shares outstanding  - at March 31,                15,258,804        9,012,555       12,125,854        4,937,365

          Issue of shares for acquisition
          of 1World Systems Ltd (formerly
          Microchannel Ltd)                                         --               --           46,337           81,090

          Issue of shares for acquisition
          of Powercall Technologies
          Limited (Note b)(i)(ii))                             155,241          254,595               --               --

          Conversion of Preference shares                           --               --        1,884,613        2,450,000

          Exercise of share warrants                         3,928,000       16,295,000               --               --
          (Note b)(iii))

          Exercise of stock options                             15,000           17,700          177,000          261,600

          Shares issued pursuant to July,                           --               --        1,000,000        1,070,000
          2000 private placement

          Other shares issued                                       --               --           25,000          212,500
                                                          ---------------------------------------------------------------

          Shares issued - at March 31,                      19,357,045       25,579,850       15,258,804        9,012,555

          Acquisition shares held in
          escrow (Note(b)(i)(i), (ii) and                   (1,015,421)      (1,657,482)        (963,602)      (1,583,875)
          (iii))
                                                          ---------------------------------------------------------------

          Shares outstanding - at March
          31,                                               18,341,624       23,922,368       14,295,202        7,428,680

          Shares issueable in relation to
          Warrants (Note 9(b)(iii))                                 --               --        3,780,000       16,110,000
                                                          ---------------------------------------------------------------

          Shares and warrants outstanding
          - at March 31,                                    18,341,624       23,922,368       18,075,202     $ 23,538,680
                                                          ===============================================================

          (i) During 1998 share script was issued in respect of the acquisition of Industrial Communications Service Limited. These shares (760,500) are currently held in escrow and are only released as earn-out provisions are achieved. As at March 31, 2001 no earn-out amounts have been achieved.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


9.   SHARE CAPITAL (Continued)

     b)(i) Share Transactions (Continued)

          (ii) During 1999 shares were issued, at $1.75, in relation to the acquisition of Powercall Technologies Limited in respect to earn-out targets that were achieved.

               During 2001, 155,241 shares were issued at $1.64 escrow in respect of earn-out targets achieved ($254,595).

               As at March 31, 2001 82,895 shares were being held in escrow, 103,422 having been released during the year.

          (iii)During 1999 additional shares were issued, at $1.75 in relation to the acquisition of Easy PC Computer Rentals Limited in respect to earn-out targets that were achieved.

               As at March 31, 2000 16,785 of these shares were being held in escrow.

          (iv) During 2000, 46,337 shares were issued at $1.75 in relation to the acquisition of 1 World Systems Limited

     (ii) Preferred Shares

                                                           2001                        2000
                                                   Shares        Amount        Shares         Amount
          Series A shares outstanding at
          March 31,                                      --            --     2,450,000      2,450,000

          Converted to Common Shares                     --            --    (2,450,000)    (2,450,000)
                                                ------------------------------------------------------

          Series A shares outstanding at
          March 31,                                      --            --            --             --
                                                 =====================================================

          In 1995 the Company acquired Brocker Investment (NZ) Limited and a liability was established in the accounts for the purchase consideration. In 1996 the liability was satisfied by the issuance of Series A preferred shares.

          During 2000, 2,450,000 shares were converted to common shares.

          During  2000  a  dividend  was  paid  at  6.5%  of  preferred   shares
          outstanding at September 30, 1999. No dividend was paid during the current financial year.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


9 b) SHARE CAPITAL (Continued)

(iii) Warrants

                                                 2001                         2000
     Warrants outstanding at March 31,   Number       Amount          Number        Amount
     First Special Warrants                   --            --      1,800,000     4,860,000
     Half warrants                       900,000            --             --            --
     Second Special Warrants                  --            --      1,800,000    11,250,000
     Other Warrants                      852,000            --      1,000,000            --
     Agents Warrants                     486,000            --        486,000            --
     Agents Options                      228,400            --        228,400            --
                                      ----------    ----------     ----------    ----------

                                       2,466,400            --      5,314,400    16,110,000
                                      ==========    ==========     ==========    ==========

          The first private placement occurred on December 15, 1999 and consisted of the issuance of 1,800,000 Special Warrants (the "First Special Warrants") at a price of $2.70 per First Special Warrant. This entitled the holder thereof to acquire one Common Share and one Half Warrant, at no additional cost, at any time until 4:00 p.m. (Edmonton time) (the "First Expiry Time") on the earlier of:

               (i) five days after the date the Company receives a receipt from the Alberta Securities Commission for the filing of a prospectus; and

               (ii) December 15, 2000.

          Two Half Warrants entitle the holder thereof to purchase one additional Common Share at a price of $3.15 per Common Share on or before June 15, 2001. As at March 31,2001 these half warrants have not been exercised. The company has subsequent to year end, extended the expiry dates of these warrants by one year.

          Other warrants were created as part of the private placement that was undertaken in June 1999. These warrants entitles the holder thereof to acquire 1,000,000 Common Shares, at the cost of $1.25 per Common Share, and expire on January 16, 2002. As at March 31, 2001 852,000 of these warrants were outstanding.

          In addition to the fee paid in connection with the offering of the First Special Warrants, the Company also granted Agents Warrants to acquire 486,000 Common Shares at a price of $3.15 per share on or before June 15, 2001. The company has subsequent to year end extended the expiry date of these warrants by one year. As at March 31, 2001 none of these warrants have been exercised.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


9.   Share Transactions (Continued)

          Warrants (Continued)

          In addition to the Agent's and Sub-Agents', fee, the Company has also granted to the Agent an option entitling the Agent to acquire a further option exercisable to acquire in the aggregate 200,000 Common Shares of the Company at a price of $6.25 per Common Share until January 21, 2002, and granted to the Sub-Agents an option to acquire an aggregate of 28,400 Common Shares at a price of $6.25 per share until January 21, 2002.

          As at March 31, 2000 no Agents Warrants or Options had been exercised.

          On April 11, 2001 the company by special resolution agreed to grant 300,000 warrants to Kaufmann Bros. L.P under an agreement originally entered into in October 2000 to provide capital planning and financial services to the group. The warrants were issued in 3 parcels of 100,00 shares with exercise prices of USD $2, $3, $4 per share.


     (iv) Shares to be issued (2001: $7,331,267, (2000: $359,441))

          At March 31, 2001 there were 1,393,573 shares due to be issued in relation to the acquisition of Generic Technology Limited. These shares have been at $3.99, being the market value of these shares as at October 13, 2000 being the date the acquisition was agreed.

          Also at March 2001, there were 223,357 shares due to be issued in relation to the acquisition of Certus Consulting Limited. These shares have been valued at $7.00, being the price guaranteed pursuant to the terms of the acquisition of this company.

          Also at March 31, 2001 and 2000 there were 17,652 shares due to be issued in relation to the earn out of 1World Systems Limited. These shares have been valued at $11.75, being the market value of these shares as at March 31, 2000 being the date the conditions for their issue were met.

          At March 31, 2000 there were 103,422 shares due to be issued in relation to the earn out of Powercall Technologies Limited. These shares have been valued at $1.47 being the market value of these shares as at June 30, 1999 being the date the conditions for their issue were met. These shares have now been issued.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


9.   SHARE CAPITAL (Continued)

     c)   Unexercised Options

                                                               2001                         2000
                                                      Number          Amount       Number          Amount
          Options outstanding at March 31,          1,318,000          $4.11       889,000          $1.56

          Granted                                     695,000          $7.55       696,000          $6.36

          Exercised                                   (15,000)         $1.18      (177,000)         $1.48

          Forfeited                                        --             --       (90,000)         $1.46
                                                   ------------------------------------------------------

          Options outstanding at March 31,          1,998,000          $5.33     1,318,000          $4.11
                                                   ======================================================

          As at March 31, 2001 all outstanding options are able to be exercised.

          Options held by the Directors of the Company (750,000: 2000) are as follows:

          -------------------------------------------------------------------
              Number of options       Exercise price         Expiry date
          -------------------------------------------------------------------
              145,000                        $1.18            01/12/01
          -------------------------------------------------------------------
               57,000                        $1.31            01/12/01
          -------------------------------------------------------------------
               30,000                        $1.90            11/20/02
          -------------------------------------------------------------------
               50,000                        $1.50            11/30/03
          -------------------------------------------------------------------
              118,000                        $1.41            07/02/04
          -------------------------------------------------------------------
               50,000                        $7.40            03/31/05
          -------------------------------------------------------------------
              200,000                       $11.25            02/29/05
          -------------------------------------------------------------------
              100,000                       $11.25            02/29/05
          -------------------------------------------------------------------
               50,000                       $11.25            02/29/05
          -------------------------------------------------------------------
               50,000                        $8.45            08/21/05
          --------------------------------------------
              850,000                        $6.20
          --------------------------------------------

          Options are held by employees of the Group as follows (568,000: 2000):

          -------------------------------------------------------------------
              Number of options       Exercise price         Expiry date
          -------------------------------------------------------------------
              228,000                        $1.41            07/02/04
          -------------------------------------------------------------------
              300,000                        $1.90            11/20/02
          -------------------------------------------------------------------
               25,000                        $1.18            12/01/02
          -------------------------------------------------------------------
               50,000                        $8.45            08/21/05
          -------------------------------------------------------------------
              545,000                        $7.40            03/31/05
          --------------------------------------------
            1,148,000                        $4.68
          --------------------------------------------

          There are no criteria that need to be met before the Options can be exercised by the holder. Options are forfeited in the event the holder ceases to be a Director or employee of the Company or one of its subsidiaries.

          As part of the groups restructuring plan 15 employees who had stock options were made redundant. As a consequence their share options were forfeited. Forfeited shares subsequent to March 31, 2001 are as follows

          -------------------------------------------------------------------
              Number of options       Exercise price         Exercise Date
          -------------------------------------------------------------------
              270,000                        $7.40            03/31/05
          -------------------------------------------------------------------
              178,000                        $1.41            07/02/04
          -------------------------------------------------------------------
               90,000                        $1.90            11/20/02
          -------------------------------------------------------------------
               50,000                        $1.50            11/30/03
          -------------------------------------------------------------------
              588,000
          ---------------------

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


     d)   Loss Per Common Share

          Loss per share has been calculated on the basis of the weighted average number of common shares outstanding for the year. No dividends were paid on preferred shares during 2001, however, net income was adjusted for dividends paid on preferred shares during 2000 of $152,743.

                                                             2001         2000
          ----------------------------------------------------------------------

          Weighted average number of shares              18,285,584   13,756,593
          Net (loss)/income attributable to
          shareholders after deduction of preference
          dividends                                     (19,309,275)   (581,771)

          Basic (loss)/earnings per share                    ($1.06)     ($0.04)
          ----------------------------------------------------------------------

          For the current, and previous, financial year the effect on earnings per share of the exercise of outstanding options and warrants, for the calculation of fully diluted earnings per share, is anti-dilutive.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


10.  INCOME TAX

     Income tax expense attributable to income from earnings was $1,301,940 and $(2,824) for the years ended March 31, 2001 and 2000, respectively, and differed from the amounts computed by applying the Canadian income tax rate of 44.6% to pretax income from continuing operations as a result of the following:

                                                                     2001               2000
                                                                       $                  $
          Expected income tax expense calculated at the
          Statutory Rate on Earnings before Taxation              (8,611,937)        (192,606)

          Income tax expense
             Amortisation of goodwill                              1,476,710          123,311
             Write back of prior year tax assets                   1,569,873               --
             Tax losses not recognised by virtue of                6,687,796               --
               uncertainty of recoverability
             Adjustment for foreign tax rates                        179,498           41,322
             Other                                                        --           25,149
                                                                  ----------       ----------

                                                                   1,301,940           (2,824)
                                                                  ==========       ==========

          Total income tax expense is made up of:

          Current taxation expense                                 1,354,766           17,775
          Future taxation expense                                    (52,826)         (20,599)
                                                                  ----------       ----------

                                                                   1,301,940           (2,824)
                                                                  ==========       ==========

     The significant components of future income tax expense attributable to income from continuing operations for the years ended March 31, 2001 and 2000 are as follows:

          Future tax expense (exclusive of the effects of
          other components below)                                    (52,826)         (20,599)

               Adjustments to future tax assets and
               liabilities for enacted changes in laws and
               rates                                                      --               --

               Increase (decrease) in beginning-of-the-year
               balance of the valuation allowance for future
               tax assets                                                 --               --
                                                                  ----------       ----------

                                                                     (52,826)         (20,599)
                                                                  ==========       ==========

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


10.  INCOME TAX (Continued)

     The tax effects of temporary differences that give rise to significant portions of the future tax assets and future tax liabilities at March 31, 2001 and 2000 are presented below.

                                                            2001           2000
                                                              $              $

     Future tax assets:
       Accounts receivable principally due to
       allowance for doubtful accounts                     73,018        77,436

       Inventories, principally due to allowance
       for obsolescence                                   153,660       136,695


       Compensated absences, principally due to
       accrual for financial reporting purposes           260,858       205,935

       Share issue costs                                       --       952,679

       Net operating loss carryforwards                        --       345,291

       Other                                               79,648        13,304
                                                      -----------   -----------

     Total gross future tax assets                        567,184     1,731,340

     Less valuation allowance                                  --      (952,679)
                                                      -----------   -----------

     Net future tax assets                                567,184       778,661
                                                      ===========   ===========

     Future tax liabilities:
     Plant and equipment, due to differences in
     depreciation                                              --       (85,077)
                                                      -----------   -----------

     Total future tax liability                       $        --   $   (85,077)
                                                      ===========   ===========

     In assessing the realisability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

     Management considers the scheduled reversal of future tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the future tax asset, the Company will need to generate future taxable income. Based upon the level of historical taxable income and projections for future taxable income over the periods which the future tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible assets. The amount of the future tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

     At March 31, 2001, the Company has operating losses which are available to offset future taxable income, in New Zealand, subject to minimum continuity of shareholding tests.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


11.  RELATED PARTY TRANSACTIONS

     a) Directors of the Company have exercised stock options. The funds required to exercise these options have been loaned to the Directors by Brocker Technology Group (NZ) Limited.

          As at March 31, 2001 the amount  outstanding was $537,267,  ($540,115:
          2000). Interest of $13,284 ($17,066: 2000) was charged during the year. This balance is included in other receivables. The maximum amount outstanding during the year in respect of these loans was $606,284. Subsequent to year end amounts owing by the Vice Chairman, of $190,399, have been repaid by way of share cancellation. The number of shares cancelled was equivalent to the loan balance divided by the market price on the day of cancellation.

          The loan to each Director is repayable on demand or within 30 days of the individual ceasing to be a Director of the Company or one of its subsidiaries. The beneficial ownership of the shares are held as security over the loan, and the Company retains the right to either sell or cancel the shares to settle any outstanding amounts and the employee may not sell or transfer the shares prior to settlement of the amounts outstanding.

          All loans to directors and officers of the company are full recourse loans

     b) During the year to March 31, 2001 payments of $80,720 have been made to Chamberlain Hutchison the Company's Canadian based legal advisor. During the prior year Andrew Chamberlain, a Principal/Partner of Chamberlain Hutchison, was appointed a Director of the Company.

     c) On the acquisition of Generic Technology Limited ("Generic") James Ah Koy, a Director and principal of Kelton Investments Limited, the previous shareholder of Generic, was appointed a Director of the Company. During the year a payment of $1,493,325 was made to Kelton Investments Limited in relation to this acquisition and further payments are to be made as disclosed in Notes 3 and 16.

     d) During the prior year, the Group provided an interest free short-term advance to the Vice Chairman of the Company. The balance outstanding at March 31, 2000 was $4,230 , but was fully repaid at 31 March 2001.

     e) A number of Group companies transact business with each other on a regular basis. These transactions are entered into on normal commercial terms and are eliminated on consolidation. See Note 13 for Intersegment revenues.

     Unless otherwise stated the maximum amount outstanding during the year was the balance at March 31, 2001 or March 31, 2000.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


12.  EMPLOYEE SHARE OWNERSHIP PLAN / LOANS TO EMPLOYEES

     In November 1996 the Company established a plan to enable a number of senior management employees to acquire stock options in the Company. Brocker Technology Group (NZ) Limited has provided financial assistance to some of these employees to exercise the options offered.

     The loan to each employee is repayable on demand or within 30 days of the individual ceasing to be an employee of the Company or one of its subsidiaries. The beneficial ownership of the shares are held as security over the loan, and the Company retains the right to either sell or cancel the shares to settle any outstanding amounts and the employee may not sell or transfer the shares prior to settlement of the amounts outstanding. The number of shares cancelled was equivalent to the loan balance divided by the market price on the day of cancellation.

     As at March 31, 2001 the amounts outstanding in respect of these shares amounted to $54,600 ($86,939: 2000) and is included within other receivables. Interest of $ 6,705 ($11,167: 2000) was charged on these loans during the year. These loans have been fully repaid by way of share cancellation subsequent to year end.

     The maximum amount outstanding during the year was $54,600 ($86,939: 2000)

13.  SEGMENTED OPERATIONS

     The Group operates in three geographical segments, New Zealand, Australia and Pacific. The Canadian operations shown relate to administrative items only.

     The reporting of all business segments is consistent with those reported in the prior year, including Vendor Services and Application Hosting which have been renamed to better reflect the operations of the segments.

------------------------------------------------------------------------------------------------------------------------------------
     2001      ($)                                   Canada      New Zealand        Australia          Pacific           Total
------------------------------------------------------------------------------------------------------------------------------------
     Sales                                               --       80,084,455        3,058,457       16,259,322      99,402,234
------------------------------------------------------------------------------------------------------------------------------------
     Net profit/(loss)                             (691,494)     (18,381,255)        (787,741)         551,215     (19,309,275)
------------------------------------------------------------------------------------------------------------------------------------
     Depreciation and amortisation                  205,246        5,674,962          401,812          454,706       6,736,726
------------------------------------------------------------------------------------------------------------------------------------
     Net interest expense                           (82,733)        (427,917)         264,990          283,995          38,335
------------------------------------------------------------------------------------------------------------------------------------
     Identifiable assets                         10,226,379       16,964,688               --       22,470,553      49,661,620
------------------------------------------------------------------------------------------------------------------------------------
     Capital asset expenditure                           --          283,289               --          483,658         766,947
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
     2000      ($)                                   Canada      New Zealand        Australia          Pacific           Total
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
     Sales                                               --       86,182,388       49,471,791               --     135,654,179
------------------------------------------------------------------------------------------------------------------------------------
     Net profit/(loss)                                   --       (1,000,852)         571,824               --        (429,028)
------------------------------------------------------------------------------------------------------------------------------------
     Depreciation and amortisation                       --        1,615,994          166,489               --       1,782,483
------------------------------------------------------------------------------------------------------------------------------------
     Net interest expense                           (67,056)         279,584          241,305               --         453,833
------------------------------------------------------------------------------------------------------------------------------------
     Identifiable assets                          6,796,721       42,633,492       12,098,342               --      61,528,555
------------------------------------------------------------------------------------------------------------------------------------
     Capital asset expenditure                           --          936,416          150,464               --       1,086,880
------------------------------------------------------------------------------------------------------------------------------------

     The Group principally operates in four industry segments, being the divisions by which the Group is managed, as follows:

          o Distribution and sale of computer and telecommunications hardware and software ("Vendor Services");

          o    The hosting of client  hardware and software  services  including
               the   provision  of  technical   support  and  services  for  the
               Technology Industry ("Application Hosting");

          o    Software   application   design  and  development   ("Application
               Development") ; and

          o Provision of professional consulting services ("Professional Services").

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


13.  SEGMENTED OPERATIONS (Continued)

     The   corporate   services   operation   shown   relates  to  the   Group's
     administrative functions in New Zealand, Australia, and Canada.

------------------------------------------------------------------------------------------------------------------------------------
                                      Vendor        Application    Application    Professional      Corporate
     2001       ($)                  Services         Hosting      Development      Services         Services         Total
------------------------------------------------------------------------------------------------------------------------------------
     Sales                          75,495,933         979,046       3,374,708      19,527,422          25,125      99,402,234
------------------------------------------------------------------------------------------------------------------------------------
     Intersegment revenue              385,901        (212,626)             --        (106,413)        (66,862)             --
------------------------------------------------------------------------------------------------------------------------------------
     Net profit/(loss)              (1,311,119)       (995,185)     (3,420,285)        269,792     (13,852,478)    (19,309,275)
------------------------------------------------------------------------------------------------------------------------------------
     Depreciation and                  760,782          55,551       1,430,307         511,497       3,978,589       6,736,726
     amortisation
------------------------------------------------------------------------------------------------------------------------------------
     Net interest expense              (67,933)         55,469         346,733         240,667        (536,601)         38,335
------------------------------------------------------------------------------------------------------------------------------------
     Identifiable assets            21,865,108      (1,033,706)     (1,032,745)     20,248,657       9,614,306      49,661,620
------------------------------------------------------------------------------------------------------------------------------------
     Capital asset                          --              --              --         483,658         283,289         766,947
     expenditure
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                      Vendor        Application    Application    Professional      Corporate
     2000       ($)                  Services         Hosting      Development      Services         Services         Total
------------------------------------------------------------------------------------------------------------------------------------
     Sales                         126,028,802       2,687,771       1,406,155       5,528,550           2,901     135,564,179
------------------------------------------------------------------------------------------------------------------------------------
     Intersegment revenue              673,636         (44,729)         (6,470)       (622,437)             --              --
------------------------------------------------------------------------------------------------------------------------------------
     Net profit/(loss)               1,814,532        (154,154)     (1,108,803)       (664,677)       (315,926)       (429,028)
------------------------------------------------------------------------------------------------------------------------------------
     Depreciation and                  142,913          50,341         552,218         366,206         670,805       1,782,483
     amortisation
------------------------------------------------------------------------------------------------------------------------------------
     Net interest expense              135,204          43,118         319,984         165,278        (209,751)        453,833
------------------------------------------------------------------------------------------------------------------------------------
     Identifiable assets            39,882,005         667,427       1,536,333       2,193,936      17,248,854      61,528,555
------------------------------------------------------------------------------------------------------------------------------------
     Capital asset                      81,880          43,455           9,326         548,342         403,877       1,086,880
     expenditure
------------------------------------------------------------------------------------------------------------------------------------

     During 2001 the group conducted business with a single customer that accounted for revenue of $29,601,536 ($23,098,677: 2000). This revenue was generated in New Zealand by the Vendor Services segment.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


14.  NOTES TO CASH FLOWS STATEMENT

     Reconciliation of net profit and cash flow from operating activities

                                                                 2001             2000
                                                                   $                $

          Net Earnings for the year                  Note    (19,309,275)       (429,028)

          Add/(Less) non cash items:
          Depreciation and amortisation                        6,736,726       1,782,483
          Loss of associated company                              27,290          83,180
          Minority interest                                      133,764              --
          Loss on sale of capital assets                              --         443,038
          Future taxation expense                                (52,826)        (20,599)

          Impact of changes in working capital items:
          Decrease/(Increase) in accounts receivable
            and prepayments                                   (3,682,396)        474,427
          Increase in taxation receivable                      2,804,353        (236,427)
          Increase in inventories                                599,852      (6,144,101)
          (Decrease)/Increase in accounts payable,
           financing facility and accrued liabilities          9,656,794      (1,435,425)
                                                              ----------      ----------

          Net cash flow from operating activities             (3,085,718)      5,482,452
                                                              ==========      ==========

15.  FINANCIAL INSTRUMENTS

     Currency Risk

     The nature of activities and management policies with respect to financial instruments are as follows:

     i)   Currency

          The Group uses a very limited number of forward exchange contracts and currency options to hedge purchases of inventory in foreign currencies. The Group's exchange rate commitments are intended to minimise the exposure to exchange rate movement risk on the cost of the Group's products and on the price it is able to sell those products to its customers. The Group does not use foreign exchange instruments for trading or any other purpose.

          No forward exchange contracts were entered into during the current financial year (nil: 2000).

     ii)  Concentration of credit risk

          In the normal course of business, the Group incurs credit risk from trade debtors and transactions with financial institutions. The Group has a credit policy, which is used to manage the risk. As part of this policy, limits on exposure with counterparties have been set and are monitored on a regular basis. Anticipated bad debt losses have been provided for in the allowance for doubtful accounts.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


15.  FINANCIAL INSTRUMENTS (Continued)

          The Group has no significant concentrations of credit risk. The Group does not consider that they require any collateral or security to support financial instruments due to the quality of financial institutions and trade debtors.

     ii)  Interest Rate Risk

          The Group has adopted a policy of ensuring that its exposure to changes in interest rates is on a floating rate basis. The Company does not hedge against interest rate fluctuations.

     iv)  Fair Values

          The fair values of the Group's cash accounts and other receivables, bank, indebtedness, accounts payable, accrued liabilities and lease obligations approximate their carrying values given their short term nature. The carrying value of the demand debenture and capital leases, as disclosed in note 8, also approximate their fair value.

16.  COMMITMENTS

     a) Brocker Technology Group (NZ) Limited has entered into a number of acquisitions where the final acquisition price is dependent on the occurrence of future events. This contingent purchase price is calculated based on cash flow earned for a given period, and is settled by way of shares issued but held in escrow.

          Shares are released from escrow based on cash flows, as defined with each party, earned by the subsidiary over a varying number of years following acquisition, being the "earn-out" period.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


16.  COMMITMENTS (Continued)

          As at March 31, 2001 the following earn-outs were in existence.

          Subsidiary                   Acquisition price and earn-out provisions

          ----------------------------------------------------------------------

          Generic Technology Group     This  purchase  is to be  paid  by way of
                                       issuing  1,393,770  common shares (valued
                                       at  $3.99   each)   with  an   additional
                                       5,973,300  paid by cash over  four  equal
                                       installments.  As at March  31,  2001 the
                                       first  installment of $1,493,325 has been
                                       paid  and a  second  installment,  due on
                                       October 13, 2001,  has been accrued.  The
                                       two final  installments are to be paid on
                                       June 30, 2002 and 2003 and are subject to
                                       achieving  certain earn-out  targets.  An
                                       additional   350,000  shares  are  to  be
                                       issued  to  senior  management  of Datec,
                                       upon  completion.   The  issue  of  these
                                       shares   is    currently    subject    of
                                       negotiation.

          ----------------------------------------------------------------------

          Certus Consulting Limited    Certus  Consulting  Ltd. was purchased by
                                       the   company   for   $1,563,500.    This
                                       consideration  is being  met by the issue
                                       of 223,357  shares at $7 each. As a March
                                       31,  2001 these  shares  were still to be
                                       issued.  The sale and purchase  agreement
                                       provided a purchase  price  guarantee the
                                       effect  of which  would,  at the  current
                                       share  price,  result  in  the  issue  of
                                       2,605,833 shares. The Company retains the
                                       right to settle this  acquisition  by way
                                       of  cash  payments  equaling  $1,563,500.
                                       Settlement   is  by  way  of  four  equal
                                       installments, the first falling due on August 31, 2001, the final three being due on November, 30, 2001, February 28,
                                       2002 and May 31, 2002.

          ----------------------------------------------------------------------

          1 World Systems Limited      Shares to be held in escrow based on cash
                                       flow earned for the year ended March 31, 1999. Earn-out based on defined cash flow earned in financial years ended March 31, 2001 - 2002 (Note 3).

          ----------------------------------------------------------------------

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


16.  COMMITMENTS (Continued)

     Based on the latest available information, the directors have estimated that the maximum number of shares that could potentially be issued, including those currently in escrow, under the earn-out agreements referred to in Note 3 and above, is 2.0 million common shares. The number of shares that will ultimately be issued is dependent upon the subsidiaries concerned achieving their respective earn-out criteria.

     b)   Group   companies   operate  from  leased   premises  and  have  other
          obligations under operating leases requiring annual repayments as follows:

                2001            $  681,426
                2002            $  435,506
                2003            $  185,716
                Thereafter      $  230,978

17.  CONTINGENT LIABILITIES

     In the general course of business disputes may arise with customers and other third parties. The Directors consider adequate provision has been made for all such instances.

     One specific dispute is between Datec (Fiji) Limited, a subsidiary of Generic Technology Limited, and the Fiji based Colonial Bank. The dispute has arisen from Datec (Fiji) seeking costs from Colonial Bank in relation to a stalled contract. Colonial Bank has counter-claimed FJD$2.6 million which the Directors consider is without merit and will be vigorously defended. A provision for all anticipated costs in relation to this matter has been made.

18.  DISCONTINUTED OPERATIONS

     Sealcorp Australia Pty Limited

     On February 15 2001, the company internal audit division discovered the existence of a management fraud. On quantifying the loss a management decision was made to immediately cease trading and receivers were appointed.

     The effect on the Groups position as a result of the discontinued activities was:

     The company had contributed revenue of $49,471,791 in 2000. Revenues and cost of sales have been excluded from the financial results for 2001 as a result of uncertainty in accurately determining these amounts. At balance date the company had a net deficit, included in the statement of financial position, of $580,000.

     Sealcorp Computers Products Limited

     As a consequence of the decision to appoint receivers as outlined above has directly and adversely impacted on Sealcorp Computer Products Limited.

     As a consequence the company has effectively ceased trading on February 28, 2001 and has entered into a managed wind down of its operations realising the companies assets and repaying liabilities.

     The effect on the Groups position as a result of the discontinued activities was:

     The company contributed revenue to the group of $18,738,810 in revenue that contributed $700,000 to the group operating loss for the year to March 2001. The company did not have any term assets or investments. The effect on the statement of financial position has been to reduce the amount of current assets and liabilities on hand at year end.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


19.  SUBSEQUENT EVENTS

     Share Consolidation

     Subsequent to year end the common shares of the company were consolidated and began trading on this basis on the NASDAQ and Toronto stock Exchanges on April 30 2001.

     The share consolidation was completed on a one for four basis. After consolidation the company has 4,839,261common shares. All outstanding options and other pending share transactions are adjusted accordingly.

     Restructuring Plan

     As part of a restructuring plan announced in February 2001, the company has completed the sale of two subsidiaries and surplus real estate as follows:

     Industrial Communication Services Limited

     Certain assets of this company were sold to Accord Customer Care Solutions Pte Limited ( Singapore ) on June 1, 2001 for $568,392 (NZD$865,000).

     A gain on sale of $199,612 has been included in the financial period subsequent to March 31, 2001.

     Powercall Technologies Limited

     The company's call center assets were sold on May 7 2001 for a price of NZD$8,000 and the business discontinued. This sale was at the carrying value of the assets sold.

     Sale of surplus land

     On April 20 2001, the company sold 7,826m2 of land holdings at its premises in Auckland New Zealand for $366,005 (NZD$557,000).

     The proceeds obtained from the above initiatives have been used for working capital and debt reduction.

     Termination of contract with Telecom New Zealand

     Sealcorp Telecommunications Group Limited gave, on June 12, 2001,one months notice to withdraw from its contract to distribute mobile phones for Telecom New Zealand Limited. This withdrawal was due to the company being unable to make economic returns under the existing contract terms. In the year to March 31, 2001 Sealcorp Telecommunication generated revenues of $54,998,707 (NZD$83,699,143).

     Sale of Easy PC Limited

     At the date of these accounts the Group had entered into a Heads of Agreement to sell Easy PC Computer Rentals Limited. This subsidiary leases computer hardware and software to domestic and commercial clients on short and medium term contracts.

     Funding Facility

     Subsequent to March 31, 2001 following the decision to withdraw from the distribution business the company terminated its funding arrangement with the National Bank of New Zealand. All indebtedness under the funding facility was repaid by July 2001.

BROCKER TECHNOLOGY GROUP LTD

FOR THE YEARS ENDED MARCH 31, 2001 AND 2000


19.  SUBSEQUENT EVENTS (Continued)

     Sale of Property

     Subsequent to year end the Group placed the New Zealand head office property at Kahika Road Beachhaven on the market with the intention to sell. The property has a cost of $2,759,372 (NZD$4,314,215).

     Extension of Warrants

     Subsequent to year end the company announced that it has extended to expiry date of certain of its outstanding Share Purchase Warrants from June 15, 2001 until June 15, 2002. A total of 346,500 Share Purchase Warrants with an exercise price of $12.60 CDN (on a consolidated basis) were issued as part of Brocker's Special Warrant private placement completed in December of 1999. Given the current market price, it was decided to extend the Warrants for an additional year in order to increase the chances of their being exercised.

20.  OTHER OPERATING EXPENSES AND INCOME

     Other operating expenses of $15,181,869 includes the following:                     2001
                                                                                           $
         Write down of amounts owing from Sealcorp Australia Pty Limited              4,271,415
         Impairment provision in relation to Highway Technologies Limited               842,993
         Costs accrued in relation to discontinuing operations                        2,600,000

     Other income is made up as follows:

                                                                      2001               2000
                                                                        $                  $
     Interest Received                                             1,679,075            668,754
     Foreign Exchange Gain/(Loss)
     - realised                                                     (168,864)                --
     - unrealised                                                     48,420                 --
                                                                   ---------          ---------
                                                                   1,558,631            668,754
                                                                   =========          =========

21.  COMPARATIVE FIGURES

     Certain comparative figures have been reclassified to confirm with current year presentation.